Exhibit 99.(k)(1)

ADMINISTRATION, FUND ACCOUNTING AND RECORDKEEPING AGREEMENT

THIS ADMINISTRATION, FUND ACCOUNTING AND RECORDKEEPING AGREEMENT (the “Agreement”) is made as of this      day of                      , 2019, by and between Cresset Private Market Opportunity Fund, a Delaware statutory trust (the “Fund”), and UMB Fund Services, Inc., a Wisconsin corporation (the “Administrator”).

WHEREAS, the Fund is registered under the 1940 Act as a non-diversified, closed-end management investment company authorized to offer and sell Interests (as defined below) in the Fund in reliance on exemptions provided in the 1933 Act and state securities laws for transactions not involving any public offering; and

WHEREAS, the Fund and Administrator desire to enter into an agreement pursuant to which Administrator shall provide Services (as defined below), to the Fund.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.                                      Definitions In addition to any terms defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth hereinafter whenever they appear in this Agreement:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1940 Act” shall mean the Investment Company Act of 1940, as amended.

“Authorized Person” shall mean any individual who is authorized to provide Administrator with Instructions and requests on behalf of the Fund, whose name shall be certified to Administrator from time to time pursuant to Section 3(a) of this Agreement. Any officer of the Fund shall be considered an Authorized Person (unless such authority is limited in a writing from the Fund and received by Administrator) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Administrator the names of the Authorized Persons from time to time.

“Board” shall mean the Board of Trustees of the Fund.

“By-Laws” shall mean the by-laws of the Fund.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Declaration of the Trust” shall mean the Declaration of Trust of the Fund.

“Instructions” shall mean an oral communication from an Authorized Person or a written communication signed by an Authorized Person and actually received by Administrator. Instructions shall include manually executed originals, telefacsimile transmissions of manually executed originals or electronic communications.

“Interests” shall mean interests in, units of, or such other measurement of ownership of the Fund representing interests in a separate portfolio of securities and other assets.

“Investment Adviser” shall mean the investment adviser or investment advisers to the Fund and includes all sub-advisers or persons performing similar services.

“Investor” shall mean a record owner of Interests.

“Offering Documents” shall mean the Fund’s Prospectus dated [    ], and any successor thereto, and any other documents provided by the Fund to Investors or potential Investors in the Fund.

“Services” shall mean the administration, fund accounting and recordkeeping services described on Schedule A hereto and such additional services as may be agreed to by the parties from time to time and set forth in an amendment to Schedule A.

2.                                      Appointment and Services

(a)                                 The Fund hereby appoints Administrator as administrator, fund accountant and recordkeeper of the Fund and hereby authorizes Administrator to provide Services during the term of this Agreement and on the terms set forth herein. Subject to the direction and oversight of the Board and utilizing information provided by the Fund and its current and prior agents and service providers, Administrator will provide the Services in accordance with the terms of this Agreement. Notwithstanding anything herein to the contrary, Administrator shall not be required to provide any Services or information that it believes, in its sole discretion, to represent dishonest, unethical or illegal activity. In no event shall Administrator provide any investment advice or recommendations to any party in connection with its Services hereunder.

(b)                                 Administrator may from time to time, in its reasonable discretion and at its own expense, appoint one or more other parties to carry out some or all of its responsibilities under this Agreement, provided that Administrator shall remain responsible to the Fund for all such delegated responsibilities in accordance with the terms and conditions of this Agreement, in the same manner and to the same extent as if Administrator were itself providing such Services.

(c)                                  Administrator’s duties shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Administrator hereunder. The Services do not include correcting, verifying or addressing any prior actions or inactions of the Fund or by any other current or prior service provider. To the extent that Administrator agrees to take such actions, those actions shall be deemed part of the Services.

(d)                                 Administrator shall not be responsible for the payment of any fees or taxes required to be paid by the Fund in connection with the issuance of any Interests in accordance with this Agreement.

(e)                                  Any Instruction that affects accounting practices and procedures under this Agreement shall be effective upon written receipt of notice and acceptance by Administrator.

(f)                                        Nothing in this Agreement shall be deemed to appoint Administrator and its officers, directors and employees as the Fund’s attorney, form an attorney-client relationship or require the provision of legal advice. The Fund acknowledges that Administrator’s in-house attorneys exclusively represent Administrator and rely on the Fund’s legal counsel to review all services provided by Administrator’s in-house attorneys and to provide independent judgment on the Fund’s behalf. Because no attorney-client relationship exists between Administrator’s in-house attorneys and the Fund, any information provided to the Administrator’s in-house attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances, notwithstanding the provisions of Section 5. Administrator represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

(g)                                  The Administrator shall keep those records specified in Schedule C hereto in the form and manner, and for such period, as it may deem advisable but not inconsistent with the rules and regulations of appropriate government authorities, in particular Rules 31a-2 and 31a-3 under the 1940 Act. The Administrator shall only destroy records at the direction of the Fund, and any such destruction shall comply with the provisions of Section 248.30(b) of Regulation S-P (17 CFR 248.1-248.30). The Administrator may deliver to the Fund from time to time at the Administrator’s discretion, for safekeeping or disposition by the Fund in accordance with law, such records, papers and documents accumulated in the execution of its duties hereunder, as the Administrator may deem expedient, other than those which the Administrator is itself required to maintain pursuant to applicable laws and regulations. The Fund shall assume all responsibility for any failure thereafter to produce any record, paper, or other document so returned, if and when required. Administrator hereby agrees that all records which it maintains for the Fund pursuant to its duties hereunder are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request.

(h)                                 Anti-Money Laundering (“AML”) Services

(i)                                     Background. In order to assist its clients with any obligations they may have under the USA PATRIOT Act, the Bank Secrecy Act of 1970, the customer identification program rules jointly adopted by the Commission and the U.S. Treasury Department and other applicable regulations adopted thereunder (the “AML Laws”), Administrator offers various tools designed to assist in the verification of persons opening accounts with the Fund and determine whether such persons appear on any list of known or suspected terrorists or terrorist organizations. Administrator will, at the written or electronic direction of the Fund, assist the Fund with its monitoring obligations under the USA PATRIOT Act by (1) at such time as directed by the Fund, rejecting subscription agreements that are not accompanied by required identifying information; (2) providing an initial check of identifying information against the database (or any successor thereto) licensed by the Administrator; (3) providing an initial check of persons submitting subscription agreements against the Office of Foreign Asset Controls (“OFAC”) list; (4) upon consultation with the Fund, filing a suspicious activity report (“SAR”) with the appropriate authorities; (5) permitting federal regulators access to such information and records maintained by the Administrator relating to the Administrator’s implementation of the Fund’s monitoring obligations, as they may request, and (6) permitting such federal regulators to inspect the Administrator’s implementation of such monitoring obligations on behalf of the Fund.

(ii)                                  In connection with the AML services described above, Administrator may encounter Investor activity that would require it to file a SAR with the Department of the Treasury’s Financial Crimes Enforcement Network (“FinCEN”), as required by 31 CFR 103.15(a)(2) (“Suspicious Activity”). Nothing in this Agreement shall prevent Administrator from making a determination that it has an obligation under the USA PATRIOT Act to file a SAR relating to any Suspicious Activity, and from making such filing independent of the other party hereto. Neither Administrator nor the Fund shall disclose any SAR filed or the information included in a SAR to any third party other than affiliates of Administrator or the Fund on a need to know basis and in accordance with applicable law, rule, regulation and interpretation, that would disclose that a SAR has been filed.

3.                                      Representations and Deliveries

(a)                                 The Fund shall deliver or cause the following documents to be delivered to Administrator:

(1)                                 A true and complete copy of the Declaration of Trust and By-Laws and all amendments thereto;

(2)                                 Copies of the Fund’s Offering Documents, as of the date of this Agreement, together with any subscription documents;

(3)                                 A certificate containing the names of the initial Authorized Persons in a form acceptable to Administrator. Any officer of the Fund shall be considered an Authorized Person (unless such authority is limited in a writing from the Fund and received by Administrator) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Administrator the names of the Authorized Persons from time to time.

(4)                                 All relevant Investor account records.

(5)                                 All other documents, records and information that Administrator may reasonably request in order for Administrator to perform the Services hereunder.

(b)                                   The Fund represents and warrants to Administrator that:

(1)                                 It is a statutory trust duly organized and existing under the laws of the State of Delaware; it is empowered under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement; and all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(2)                                 Any officer of the Fund has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Administrator the names of such Authorized Persons.

(3)                                 The Fund is authorized to offer and sell Interests in the Fund in reliance on exemptions provided in the 1933 Act and state securities laws for transactions not involving any public offering.

(4)                                 It is conducting its business in compliance in all material respects with any applicable laws and regulations, both state and federal, and has obtained (or will timely obtain) all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule regulation, order or judgment binding on it and no provision of its Declaration of Trust or By-Laws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(c)                                  During the term of this Agreement the Fund shall have the ongoing obligation to provide Administrator with the following documents as soon as they become effective: (i) certified copies of all amendments to its By-Laws made after the date of this Agreement; and, (ii) a copy of the Fund’s currently effective Offering Documents. For purposes of this Agreement, Administrator shall not be deemed to have notice of any information contained in any such Offering Document until a reasonable time after it is actually received by Administrator.

(d)                                 The Board and Investment Adviser have and retain primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with all applicable provisions of the 1934 Act, the 1940 Act, state securities laws, the Internal Revenue Code of 1986, as amended, the USA PATRIOT Act of 2001 (including checking persons submitting Subscription Agreements against the OFAC list if Administrator is not directed to do so), the Sarbanes-Oxley Act of 2002 and the policies and limitations of the Fund relating to the portfolio investments as set forth in the Offering Documents. Administrator’s Services hereunder shall not relieve the Board and the Investment Adviser of their primary day-to-day responsibility for assuring such compliance. Notwithstanding the foregoing, the Administrator will be responsible for its own compliance with such statutes insofar as such statutes are applicable to the Services it has agreed to provide hereunder, and will promptly notify the Fund if it becomes aware of any material non-compliance which relates to the Fund. The Administrator shall provide the Fund with quarterly and annual certifications (on a calendar basis) with respect to the design and operational effectiveness of its compliance program and accompanying procedures.

(e)                                  The Fund agrees that it shall advise Administrator in writing at least thirty (30) days prior to affecting any change to its Offering Documents or By-Laws or adopt any policies that would increase or alter the duties and obligations of Administrator hereunder, and shall proceed with such change only if it shall have received the written consent, which shall not be unreasonably withheld, of Administrator thereto.

(f)                                   Fund Instructions

(i)                                     The Fund shall cause the Fund’s officers and trustees and shall use its best efforts to cause the Fund’s Investment Adviser, prime broker and/or custodian, legal counsel, independent accountants and other service providers and agents, past or present, to cooperate with Administrator and to provide Administrator with such information, documents and communications relating to the Fund as necessary and/or appropriate or as reasonably requested by Administrator, to enable Administrator to perform the Services. In connection with the performance of the Services, Administrator shall (without investigation or verification) be entitled, and is hereby instructed to, rely upon any and all Instructions, communications, information or documents provided to Administrator by a representative of the Fund or by any of the aforementioned persons. Administrator shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of the Fund. Administrator shall not be held to have notice of any change of authority of any Authorized Person, agent, representative or employee of the Fund, Investment Adviser or service provider until receipt of written notice thereof from the Fund.

(ii)                                  The Fund shall provide Administrator with an updated certificate evidencing the appointment, removal or change of authority of any Authorized Person, it being understood Administrator shall not be held to have notice of any change in the authority of any Authorized Person until receipt of written notice thereof from the Fund.

(iii)                               Administrator, its officers, agents or employees shall accept Instructions given to them by any person representing or acting on behalf of the Fund only if such representative is an Authorized Person. The Fund agrees that when oral Instructions are given, it shall, upon the request of Administrator, confirm such Instructions in writing.

(iv)                              At any time, Administrator may request Instructions from the Fund with respect to any matter arising in connection with this Agreement. If such Instructions are not received within a reasonable time, Administrator may seek advice from its own legal counsel at its own expense, and it shall not be liable for any action taken or not taken by it in good faith and in accordance with such Instructions or in accordance with advice of counsel.

(g)                                  Administrator represents and warrants to the Fund that:

(i)                                     It is a corporation duly organized and existing under the laws of the State of Wisconsin; it is empowered under applicable law and by its Articles of Incorporation and By-laws to enter into and perform this Agreement; and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

(ii)                                  It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained (or will timely obtain) all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule regulation, order or judgment binding on it and no provision of its operating documents or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement. Its execution, delivery or performance of this Agreement will not conflict with or violate (a) any provision of the organizational or governance documents of the Administrator or (b) any law applicable to the Administrator.

(iii)                               Administrator will provide office space, facilities, equipment and personnel sufficient to carry out its services hereunder and Administrator shall maintain a disaster recovery and business continuity plan, a data security program, and adequate and reliable computer and other equipment necessary and appropriate to carry out its obligations under this Agreement. Upon the Fund’s reasonable request, Administrator shall provide supplemental information concerning the aspects of its disaster recovery, data security, and business continuity plan that are relevant to the Services.

(iv)                              Administrator shall exercise reasonable care in the performance of the Services.

(v)                                 The Administrator agrees to comply with all laws applicable with respect to the Services provided by Administrator. Except as set forth in this Agreement, the Administrator assumes no responsibility for such compliance by the Fund. The Administrator shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the Services provided herein.

4.                                      Fees and Expenses

(a)                                 As compensation for the performance of the Services, the Fund agrees to pay Administrator the fees set forth on Schedule B hereto. Fees shall be adjusted in accordance with Schedule B or as otherwise agreed to in writing by the parties from time to time. Fees shall be earned and paid quarterly based on net assets at the beginning of the quarter in an amount equal to at least 1/4th of the applicable annual fee. The parties may amend this Agreement to include fees for any additional services, or enhancements to current Services, as mutually agreed upon. The Fund agrees to pay Administrator’s agreed-upon rate for Services added to, or for any enhancements to existing Services set forth on, Schedule A after the execution of this Agreement. In addition, to the extent that Administrator corrects, verifies or addresses any prior actions or inactions by the Fund or by any prior service provider, Administrator shall be entitled to additional fees as provided in Schedule B. In the event of any disagreement between this Agreement and Schedule B, the terms of Schedule B shall control.

(b)                                 For the purpose of determining fees payable to Administrator, net asset value shall be computed in accordance with the Fund’s Declaration of Trust, By-Laws, Offering Documents and Instructions. Upon any termination of this Agreement before the end of any quarter, the fee for such part of a quarter shall be pro-rated according to the proportion which such period bears to the full quarterly period and shall be payable upon the date of termination of this Agreement. Should this Agreement be terminated or the Fund be liquidated, merged with or acquired by another fund, any accrued fees shall be immediately payable.

(c)                                  Administrator will bear all expenses incurred by it in connection with its performance of Services, except as otherwise provided herein. Administrator shall not be required to pay or finance any costs and expenses incurred in the operation of the Fund, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees and expenses of Authorized Persons; Commission fees and state Blue Sky fees; advisory fees; charges of custodians, transfer agents, dividend disbursing and account service agents and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of trust existence; taxes and fees payable to federal, state and other governmental agencies; preparation, typesetting, printing, proofing and mailing of Offering Documents, notices, forms and applications and proxy materials for regulatory purposes and for distribution to current Investors; preparation, typesetting, printing, proofing and mailing and other costs of Investor reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the Commission and the states; research and statistical data services; expenses incidental to holding meetings of the Fund’s Investors and other

Fund personnel; fees and expenses associated with internet, e-mail and other related activities; and extraordinary expenses. Administrator shall not be required to pay any Blue Sky fees or take any related Blue Sky actions unless and until it has received the amount of such fees from the Fund.

(d)                                 The Fund agrees to promptly reimburse Administrator for all out-of-pocket expenses or disbursements incurred by Administrator in connection with the performance of Services under this Agreement. Out-of-pocket expenses shall include, but are not limited to, those items specified on Schedule B hereto. The Administrator agrees to use reasonable efforts to provide the Fund with advance written notice before incurring any out-of-pocket expenses not included in Schedule B. If requested by Administrator, out-of-pocket expenses are payable in advance. Payment of postage expenses, if prepayment is requested, is due at least seven (7) days prior to the anticipated mail date. In the event Administrator requests advance payment, Administrator shall not be obligated to incur such expenses or perform the related Service(s) until payment is received.

(e)                                  The Fund agrees to pay all amounts due hereunder within thirty (30) days of receipt of each invoice (the “Due Date”). Except as provided in Schedule B, Administrator shall bill Service fees quarterly and out-of-pocket expenses as incurred (unless prepayment is requested by Administrator). Administrator may, at its option, arrange to have various service providers submit invoices directly to the Fund for payment of reimbursable out-of-pocket expenses.

(f)                                   The Fund is aware that its failure to remit to Administrator all amounts due on or before the Due Date will cause Administrator to incur costs not contemplated by this Agreement, including, but not limited to carrying, processing and accounting charges. Accordingly, in the event that Administrator does not receive any amounts due hereunder by the Due Date, the Fund agrees that the Administrator may impose a late charge on the overdue amount equal to one and one-half percent (1.5%) per month or the maximum amount permitted by law, whichever is less. In addition, the Fund shall pay Administrator’s reasonable attorney’s fees and court costs if any amounts due Administrator are collected by or through an attorney. Imposition of such late charge shall in no event constitute a waiver by Administrator of the Fund’s default or prevent Administrator from exercising any other rights and remedies available to it.

(g)                                  In the event that any charges are disputed, the Fund shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify the Administrator in writing of any disputed charges for out-of-pocket expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the fifth (5th) business day after the day on which Administrator provides documentation which an objective observer would agree reasonably supports the disputed charges (the “Revised Due Date”). Late charges shall not begin to accrue as to charges disputed in good faith until the first day after the Revised Due Date.

(h)                                 The Fund acknowledges that the fees charged by Administrator under this Agreement reflect the allocation of risk between the parties, including the exclusion of remedies and limitations of liability in Section 6. Modifying the allocation of risk from what is stated herein would affect the fees that Administrator charges. Accordingly, in consideration of those fees, the Fund agrees to the stated allocation of risk.

5.                                      Confidential Information

(a)                                 The Administrator agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Fund all records relative to the Fund’s Investors, not to use such records and information for any purpose other than performance of the Services, and not to disclose such information except where the Administrator may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or court process, when subject to governmental or regulatory audit or investigation, or when so requested by the Fund. In case of any requests or demands by a third party for inspection of the records of the Fund, the Administrator will endeavor to notify the Fund promptly and to secure instructions from a representative of the Fund as to such inspection, unless prohibited by law from making such notification. Records and information which have become known to the public through no wrongful act of the Administrator or any of its employees, agents or representatives, and information which was already in the possession of the Administrator prior to the date hereof, shall not be subject to this Section.

(b)                                 In connection with Administrator’s provision of the Services, the Fund may have access to and become acquainted with confidential proprietary information of Administrator, including, but not limited to (a) client identities and relationships, compilations of information, records and specifications; (b) data or information that is competitively sensitive material, and not generally by the public; (c) confidential or proprietary concepts, documentation, reports, or data; (d) information regarding Administrator’s information security program; and (e) anything designated as confidential (collectively, “Administrator Confidential Information”). Neither the Fund, the Investment Adviser, nor any of their officers, employees or agents shall disclose any of the Administrator Confidential Information, directly or indirectly, or use the Administrator Confidential Information in any way, for its own benefit or for the benefit of others, either during the term of this Agreement or at any time thereafter, except as required in the course of performing the duties of each party under this Agreement. The term “Administrator Confidential Information” does not include information that (a) becomes or has been generally available to the public other than as a result of disclosure by the Receiving Party; was available to the Receiving Party on a non-confidential basis prior to its disclosure by the Disclosing Party or any of its affiliates; or (c) independently developed or becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or its affiliates. The Fund represents and warrants that it shall take and maintain adequate physical, electronic and procedural safeguards in connection with any use, storage, transmission, duplication or other process involving or derived from the Administrator Confidential Information whether such storage, transmission, duplication or other process is by physical or electronic medium (including use of the Internet).

(c)                                  The provisions of this Section 5 will survive termination of this Agreement and will inure to the benefit of the parties and their successors and assigns.

6.                                      Limitation of Liability In addition to the limitation of liability contained in Section 3 of this Agreement:

(a)                                 Notwithstanding anything to the contrary in this Agreement, the Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from: (i) the Administrator’s willful misfeasance, bad faith or negligence in the performance of its duties; (ii) reckless disregard by the Administrator of its obligations and duties under this Agreement; or (iii) a material breach by the Administrator of this Agreement (collectively, the “Standard of Care”). Subject to the foregoing, Administrator shall not be liable for: (i) any action taken or omitted to be taken in accordance with or in reliance upon written or oral instructions, advice, data, documents or information (without investigation or verification) received by Administrator from or on behalf of an officer or authorized representative of the Fund, or from any Authorized Person; (ii) its reliance on the security valuations without investigation or verification provided by pricing service(s), the Investment Adviser or representatives of the Fund; (iii) any liability arising from the offer or sale of any Interest by the Fund in reliance on exemptions from registration under the 1933 Act and the applicable securities laws of each state and territory in which the Fund intends to offer and sell Interests; or (iv) any action taken or omission by the Fund, Investment Adviser or any past or current service provider (not including Administrator).

(b)                                 Notwithstanding anything herein to the contrary, each party hereto will be excused from its obligation to perform any Service or obligation required of it hereunder for the duration that such performance is prevented by events beyond its reasonable control and shall not be liable for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused thereby. Administrator will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its reasonable control.

(c)                                  In no event and under no circumstances shall the Indemnified Parties (as defined below) be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof.

(d)                                 Notwithstanding any other provision of this Agreement, Administrator shall have no duty or obligation under this Agreement to inquire into, and shall not be liable for:

(i)                                     the legality of the issue or sale of any Interests, the sufficiency of the amount to be received therefor, or the authority of the Fund, as the case may be, to request such sale or issuance;

(ii)                                  the legality of a subscription or tender of any Interests, the propriety of the amount to be paid therefor, or the authority of the Fund, as the case may be, to request such subscription or tender;

(iii)                               the legality of the declaration of any dividend by the Fund, or the legality of the issue of any Interests in payment of any dividend;

(iv)                              the legality of any recapitalization or readjustment of Interests;

(v)                                 Administrator’s acting upon telephone or electronic instructions relating to the subscription for or tender of Interests received by Administrator in accordance with procedures established by Administrator and the Fund; or

(vi)                              the offer or sale of Interests in violation of any requirement under the securities laws or regulations of any state that such Interests be qualified for sale in such state or in violation of any stop order or determination or ruling by any state with respect to the offer or sale of such Interests in such state.

(e)                                  The obligations of the parties under Section 6 shall indefinitely survive the termination of this Agreement.

7.                                      Indemnification

(a)                                 The Fund agrees to indemnify and hold harmless Administrator, its employees, agents, officers, directors, shareholders, affiliates and nominees (collectively, “Indemnified Parties”) from and against any and all claims, demands, actions and suits, and any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a “Claim”), arising out of or in any way relating to any of the following:

(i)                                     any action or omission of Administrator, except to the extent a Claim resulted from the Administrator’s breach of the Standard of Care;

(ii)                                  Administrator’s reliance on, implementation of, or use of Instructions, communications, data, documents or information (without investigation or verification) received by Administrator from an officer or other authorized representative of the Fund or from any Authorized Person;

(iii)                               any action taken, or omission by the Fund, Investment Adviser or any past or current service provider (not including Administrator);

(iv)                              the Fund’s refusal or failure to comply with the terms of this Agreement, or any Claim that arises out of the Fund’s gross negligence or misconduct or breach of any representation or warranty of the Fund made herein;

(v)                                 the legality of the issue or sale of any Interests, the sufficiency of the amount received therefore, or the authority of the Fund, as the case may be, to have requested such sale or issuance;

(vi)                              the legality of the declaration of any dividend by the Fund, or the legality of the issue of any Interests in payment of any dividend;

(vii)                           the legality of any recapitalization or readjustment of Interests;

(viii)                        Administrator’s acting upon telephone or electronic instructions relating to the subscription or tender of Interests received by Administrator in accordance with procedures established by Administrator and the Fund;

(ix)                              the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Interests unless the result of Administrator’s or its affiliates’ willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement, or material breach of this Agreement. In the absence of a finding to the contrary, the acceptance, processing and/or negotiation of a fraudulent payment for the subscription or tender of Interests shall be presumed not to have been the result of Administrator’s or its affiliates’ willful misfeasance, bad faith, negligence or material breach of this Agreement; and

(x)                                 the offer or sale of Interests in violation of any requirement under the securities laws or regulations of any state that such Interests be qualified for sale in such state or in violation of any stop order or determination or ruling by any state with respect to the offer or sale of such Interests in such state.

(b)                                 Administrator will notify the Fund promptly after identifying any situation which it believes presents or appears likely to present a Claim for which the Fund may be required to indemnify or hold the Indemnified Parties harmless hereunder. In such event, the Fund shall have the option to defend the Indemnified Parties against any Claim, and, in the event that the Fund so elects, such defense shall be conducted by counsel chosen by the Fund and approved by Administrator in its reasonable discretion. The Indemnified Parties shall not confess any Claim or make any compromise in any case in which the Fund will be asked to provide indemnification, except with the Fund’s prior written consent.

(c)                                  The obligations of the parties under Section 7 shall indefinitely survive the termination of this Agreement.

8.                                      Term

(a)                                 This Agreement shall become effective as of the date this Agreement is executed and shall continue in effect until terminated as provided herein. This Agreement shall continue in effect for a three-year (3) period beginning on the date of this Agreement (the “Initial Term”). Thereafter, if not terminated as provided herein, the Agreement shall continue automatically in effect for successive annual periods (each a “Renewal Term”).

(b)                                 This Agreement may be terminated by either party without penalty (i) upon not less than ninety (90) days’ written notice to the other party prior to the end of any Term (which notice may be waived by the other party entitled to such notice), or (ii) after discovery of a material breach of this Agreement and the other party’s failure to cure such material breach within ninety (90) days after receipt of written notice of such material breach (“For Cause Termination”). Except with respect to a For Cause Termination, in the event this Agreement is terminated by the Fund prior to the end of the Initial Term or any subsequent Renewal Term, the Fund shall be obligated to pay Administrator the remaining balance of the fees payable to Administrator under this Agreement through the end of the Initial Term or Renewal Term, as applicable. Notwithstanding anything herein to the contrary, upon the termination of this Agreement or the liquidation or merger of the Fund, the Administrator shall deliver the records of the Fund in the form maintained by the Administrator (to the extent permitted by applicable license agreements) to the Fund or person(s) designated by the Fund at the Fund’s cost and expense, and thereafter the Fund or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. The Administrator shall be entitled to maintain a copy of such records for the sole purpose of defending itself against any action arising under or as a result of this Agreement or as otherwise required or permitted by law. The Fund shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor fund accounting and administrative services agent, including all reasonable trailing expenses incurred by the Administrator. In addition, in the event of termination of this Agreement, or the proposed liquidation or merger of the Fund and the Administrator’s agreement to provide additional services in connection therewith, the Administrator shall provide such services and be entitled to such compensation as the parties may mutually agree. Administrator shall not reduce the level of service provided to the Fund prior to termination following notice of termination by the Fund.

9.                                      Miscellaneous

(a)                                 Any notice required or permitted to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given when sent by either an overnight delivery service or by registered or certified mail, postage prepaid, return receipt requested, to the addresses listed below, or to such other location as either party may from time to time designate in writing:

If to Administrator:	UMB Fund Services, Inc.
235 West Galena Street
Milwaukee, WI 53212
Attention: General Counsel

If to the Fund:	Cresset Private Market Opportunity Fund
55 Nod Road
Suite 120
Avon, CT 06001
Attention: Scott Conners

(b)                                 Except as provided to the contrary herein, this Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement.

(c)                                  This Agreement shall be governed by Wisconsin law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which is determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

(d)                                 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(e)                                  The services of Administrator hereunder are not deemed exclusive. Administrator may render administration, fund accounting and recordkeeping services and any other services to others, including hedge funds.

(f)                                   The captions in the Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(g)                                  This Agreement is executed by the Fund and the obligations hereunder are not binding upon officers or Investors, individually.

(h)                                 This Agreement and the Schedules incorporated herein constitute the full and complete understanding and agreement of Administrator and the Fund and supersedes all prior negotiations, understandings and agreements with respect to fund accounting, administration and recordkeeping functions.

(i)                                     Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

(j)                                    Administrator shall retain all right, title and interest in any and all computer programs, screen formats, report formats, procedures, data bases, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, trade secrets, trademarks and other related legal rights provided, developed or utilized by Administrator in connection with the Services provided by Administrator to the Fund hereunder.

(k)                                 This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns. This Agreement shall not be assignable by either party without the written consent of the other party, provided, however, that Administrator may, in its sole discretion and upon advance written notice to the Fund, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary.

(l)                                     Scott Conners, of Cresset SPG, LLC represents and warrants that he/she is duly authorized to execute this Agreement on behalf of the Fund.

(m)                             The Fund hereby grants to Administrator the limited power of attorney on behalf of the Fund to sign Blue Sky forms and related documents in connection with the performance of its obligations under this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day, month and year first above written.

CRESSET PRIVATE MARKET OPPORTUNITY FUND
(“Fund”)

By:

Title:

UMB FUND SERVICES, INC.
(“Administrator”)

By:

Title:

Schedule A

to the

Administration, Fund Accounting and Recordkeeping Agreement

by and between

Cresset Private Market Opportunity Fund

and

UMB Fund Services, Inc.

Services

In addition to, or in connection with, the Services set forth in Section 2 of the Agreement and subject to the direction of, and utilizing information provided by, the Fund, Investment Adviser, and the Fund’s agents, Administrator will provide the following Services:

Fund Accounting

General:

1.              Provide office space, facilities, equipment, and personnel to carry out the Services.

Fund Accounting:

1.              Cash Processing:

a.              Maintain cash and position reconciliations with custodian(s) and prime brokers.

2.              Investment Accounting and Securities Processing:

a.              Maintain quarterly portfolio records for each Fund, using security information provided by the Investment Adviser or sub-adviser(s);

b.              On a quarterly basis, process non-discretionary corporate action activity and discretionary corporate action activity upon receipt of instructions from the Investment Adviser;

c.               At each quarter end, when a net asset value is calculated, record the prices for every portfolio position using sources approved by the Board;

d.              On a quarterly basis, record interest and dividend accruals, on a book basis, for the portfolio securities held in each Fund and calculate and record the gross earnings on investments. Account for distributions of income to shareholders and maintain undistributed income balances each quarter;

e.               At each quarter end, determine gains and losses on portfolio securities sales on a book basis. Account for periodic distributions of gains to shareholders of each Fund and maintain undistributed gain or loss balance as of each quarter end;

f.                Provide the Investment Adviser with standard portfolio reports for each Fund as mutually agreed upon.

3.              General Ledger Accounting and Reconciliation:

a.              Calculate the amount of expense accruals according to the methodology, rates or dollar amounts provided by the Investment Adviser. Account for expenditures and maintain accrual balances at a level of accounting detail specified by the Investment Adviser;

b.              Account for purchases, sales, exchanges, transfers, reinvested distributions, and other activity related to the shares of each Fund as reported by the Funds’ transfer agent. Reconcile activity to the transfer agency records;

c.               Review outstanding trade, income, or reclaim receivable/payable balances with the appropriate party;

d.              Maintain and keep current all books and records of the Funds as required by Section 31 of the 1940 Act, and the rules thereunder, in connection with the Fund Accountant’s duties hereunder.

4.              Compute net asset value in accordance with Fund procedures:

a.              Calculate the net asset value per share and other per share amounts on the basis of shares outstanding reported by the Funds’ transfer agent.

b.              Issue reports detailing per share information of each Fund to such persons (including the Funds’ transfer agent, NASDAQ and other reporting agencies) as directed by the Investment Adviser.

Tax Administration

General Statement:

Provide office space, facilities, equipment, and personnel to carry out the Services.

Tax Administration

1.              Assist the Investment Adviser with compiling post-compliance information provided by the Investment Adviser to support each Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, by compiling and aggregating underlying fund holdings as of each tax quarter-end for the tax quarter-end diversification tests and the underlying fund gross income for the tax year-end 90% good gross income test, for review and approval by the Funds’ officers and their independent auditors;

2.              Prepare income tax and excise tax provision calculations along with the necessary schedules to support the calculations;

3.              Include the appropriate tax adjustments for wash sales identified by third-party services for inclusion in tax provisions, financial statement disclosure information, distributions and returns;

4.              Include the appropriate tax adjustments for Passive Foreign Investment Company (PFIC) holdings, identified by third-party services and/or provided by the Investment Adviser, for inclusion in tax provisions, financial statement disclosure information, distributions and returns. Assist the Investment Adviser in determining either the marked-to-market or Qualified Electing Fund (QEF) election. If the QEF election is chosen, the Investment Adviser will work with the underlying PFIC to procure and provide the required QEF Statement to the Fund, as well as an estimate for the excise tax calculation and the distribution;

5.              Prepare the financial statement book/tax differences and footnote disclosures for review by the Fund’s independent auditor;

6.              Assist the Funds in monitoring and maintaining documentation associated with ASC 740, formally known as Financial Interpretation Number 48 (or FIN 48), Accounting for Uncertainty in Income Taxes.

7.              Assist the Funds’ independent auditors in the preparation, for execution by the Funds’ officers, and filing of federal income and excise tax returns and state income tax returns (and such other required tax filings as may be agreed to by the parties) other than those required to be made by the Funds’ custodian or transfer agent, subject to review, approval and signature by the Funds’ officers and the Funds’ independent auditors;

8.              Assist in calculating the income and capital gain distributions subject to review and approval by the Funds’ officers and the Funds’ independent auditors;

9.              Prepare analysis in determining qualified dividend income amounts for notification to shareholders and prepare ICI Primary and Secondary Layouts for shareholder reporting;

10.       Prepare Forms 1099-MISC, Miscellaneous Income for board members and other required Fund vendors;

Administration

1.              General Fund Management:

a.              Provide appropriate personnel, office facilities, information technology, record keeping and other resources as necessary for the Sub-Administrator to perform its duties and responsibilities under this agreement;

b.              Act as liaison among all Fund service providers.

2.              Board activities:

Coordinate Board activities by:

a.              Assist in establishing meeting agendas with the Investment Adviser, legal counsel and/or Board as requested by the Fund;

b.              Prepare Board reports based on financial and administrative data as requested by the Board. Coordinate the preparation, assembly, and mailing of board books in hard copy or electronic (PDF) format for quarterly Board meetings;

c.               Assist in securing and monitoring the directors and officers liability coverage and fidelity bond for the Funds;

d.              Attend Board meetings, either in-person or telephonically, and prepare a first draft of the meeting minutes, as requested by the Board.

3.              Financial Reporting and Audits:

a.              Prepare quarterly, semi-annual and annual schedules and financial statements including schedule of investments and the related statements of operations, assets and liabilities, changes in net assets and cash flow (if required), and financial highlights to each financial statement;

b.              Draft footnotes to financial statements for approval by the Funds’ officers and independent accountants;

c.               Provide facilities, information and personnel as necessary to accommodate annual audits by the Funds’ independent accountants or examinations by the SEC or other regulatory authorities.

4.              Compliance:

a.              Assist the Investment Adviser in monitoring compliance with (i) investment restrictions described in each Fund’s registration statement, (ii) Commission diversification requirements, as applicable, (iii) each Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, specifically asset diversification requirements, qualifying income requirements, and distribution requirements.

5.              Expenses:

a.              Prepare annual Fund level and class level budgets and update on a periodic basis;

b.              Coordinate the payment of expenses;

c.               Establish accruals and provide to the Funds’ fund accountant;

d.              Provide expense summary reporting as reasonably requested by the Fund.

6. Filings:

a.              Assist in the preparation of Form N-2 filings and required updates, including:

i.                  Preparation of expense table;

ii.               Provide performance information;

iii.            Preparation of shareholder expense transaction and annual fund operating expense examples; and

iv.           Provide Investment Advisor and trustee fee data.

b.              File Form N-PX based on information provided by the Investment Adviser or its delegate;

c.               Assist in compiling exhibits and disclosures for Form N-CSR and file when approved by the principal officers of the Trust;

d.              Compile data, prepare timely notices and file with the Commission pursuant to Rule 24f- 2 and Form N-SAR;

e.               Prepare and file with the Commission Form N-Q;

f.                File Rule 17g-1 fidelity bond with the Commission when received from the Funds or broker.

7. Other:

a.              Calculate dividend and capital gain distributions, subject to review and approval by the Funds’ officers and independent accountants;

b.              Calculate standard performance, as defined by Rule 482 of the 1933 Act, as requested by the Funds;

c.               Report performance and other portfolio information to outside reporting agencies as directed by the Investment Adviser;

d.              Prepare and file state securities qualification/notice compliance filings, with the advice of the Trust’s legal counsel, upon and in accordance with instructions from the Trust, which instructions will include the states to qualify in, the amount of shares to initially and subsequently qualify and the warning threshold to be maintained; promptly prepare an amendment to a Fund’s notice permit to increase the offering amount as necessary;

e.               Provide periodic updates on recent accounting, tax and regulatory events affecting the Funds and/or Investment Adviser;

f.                Maintain a regulatory compliance calendar listing various Board approval and Commission filing dates.

Transfer Agency/Investor Servicing

1.              Process Investor Subscriptions

a.              Monitor and receive subscription documents from investors.

b.              Review subscription documents for completeness.

c.               Obtain investor demographic information.

d.              Receive subscription money and match to subscription document.

e.               Maintain, monitor, and reconcile DDA and escrow accounts.

f.                Obtain appropriate approvals and transfer money to the trading account.

g.               Provide good-order, pending wire, pending sub-docs reports.

2. Process Investor Redemptions

a.              Monitor and receive redemption request.

b.              Calculate redemption fee as appropriate.

c.               Monitor tender cap and apply if applicable.

d.              Calculate holdback percentage as appropriate.

e.               Receive money from the trading account.

f.                Obtain approvals and distribute money as appropriate.

g.               Retain holdback according to Fund documents and distribute as appropriate.

h.              Provide redemption and holdback reports.

3.              Generate investor statements and confirmations.

4.              Receive and respond to investor inquiries by telephone, mail, or email.

5.              File IRS Forms 1099, 5498, 1042, 1042-S, and 945 with shareholders and/or the IRS.

6.              Conduct AML screening for new domestic investors, which shall include initial comparison of investor information against Identity Chek, OFAC and other watch lists; provide Fund with any exceptions. Systematically compare updates against investor name for each update of the OFAC list.

7.              File Suspicious Activity Reports, if any, with the appropriate Reporting Authorities.

8.              Provide AML Certification Letter upon request.

Schedule B

to the

Administration, Fund Accounting and Recordkeeping Agreement

by and between

Cresset Private Market Opportunity Fund

and

UMB Fund Services, Inc.

Fees

Fund Accounting —Quarterly Reporting
•	Per master/stand-alone fund, per year:
	•	First $100 million in assets	6.0 basis points, plus
	•	Next $100 million in assets	5.0 basis points, plus
	•	Next $150 million in assets	4.0 basis points, plus
	•	Assets over $300 million	3.0 basis points

	Subject to a minimum annual fee		$25,000

•	Portfolio fund count:
	•	First 50 portfolio funds	Included
	•	Next 50 portfolio funds	Add 1.0 basis point
	•	Over 100 portfolio funds	Add 2.0 basis points

•	Per additional broker/custodian account after the first, per year		$5,000

Regulatory Administration
•	For the master or first feeder fund, per year		$36,000
•	For each additional feeder fund, per year		$12,000
•	Per master/stand-alone fund, per year:
	•	First $100 million in assets	3.0 basis points, plus
	•	Next $200 million in assets	2.0 basis points, plus
	•	Assets over $300 million	1.0 basis point

Investor Servicing
•	Base fee		$18,000
•	Net Asset Based Fee-per fund, per year		.5 basis points
•	Annual per-account fee
	•	First 500 investors, each	$50
	•	Next 500 investors, each	$35
	•	Investors over 1,000, each	$25
•	Suspicious Activity Report filing (per occurrence)		$25
•	Escheatment — per filing, per state		$50

Investor Telephone Calls
Per minute	$1.00

Advanced Reporting Solutions
• Annual maintenance fee*	included
• Additional interactive user license (per license, per year)	$1,000

*Includes initial set-up costs plus up to four interactive user licenses per fund family

Tax Preparation, Compliance and Reporting
• Per master/stand-alone fund, per year on the first $375 million in assets, subject to negotiation based on complexity	2.0 basis points (maximum $75,000)

Subject to a minimum annual fee	$10,000

• Per U.S. tax reporting feeder fund, per year	$7,500
• Per additional state filing (3 filings included in above pricing)	$2,500
• Form 5500 filing (ERISA funds only)	$3,000

Additional Tax Services for Sub-Chapter M Qualified Funds
• Standard Sub-Chapter M tax services — per fund, per year	$3,000
• Form 1120—RIC — per fund, per year	$2,000
• Excise tax return — per fund, per year	$1,000
• State tax filings	TBD

Set-up Services
• Set-up of investor, fund and general ledger information	TBD
• Conversion of historical investor and fund information	TBD

Fees subject to negotiation based on volume

Programming and Special Project Fees
Additional fees at $175 per hour, or as quoted by project, may apply for special programming or projects to meet your servicing requirements or to create custom reports or data extracts.

USA PATRIOT Act (AML)
Annual fee	$2,000

Blue Sky State Filings
Per state filing	$150

Intermediary File Feed — Non-DTCC AIP
Per file	$25

Optional Services

FATCA Services
Annual fee	$2,500

FATCA Services
U.S. domiciled funds
• One-time set-up fee, per existing investor	$25
• Annual maintenance and reporting fee (with tax services via UMBFS)	$0

Electronic Subscription Document Services
• One-time set-up fee	$3,000
• Annual maintenance fee	$1,000
• Per subscription document request form opened (submitted or not submitted)	$7.50

		One-time
		implementation/	Annual
		training fee	fee
Online Board Books
•	Board license	$250	$500
•	User license (per user)	$350	$900
•	Administrator license (optional)	$500	$1,500

Subject to early termination fees

Out-of-Pocket Expenses

Out-of-pocket expenses include but are not limited to normal recurring expenses such as pricing services, postage, express delivery charges, courier services, printing of reports, photocopying, stationery, record retention/storage/retrieval, travel on behalf and request of the fund, bank account service fees and any other bank charges, and expenses, including but not limited to attorney’s fees, incurred in connection with responding to and complying with SEC or other regulatory investigations, inquiries or subpoenas, excluding routine examinations of UMB in its capacity as a service provider to the funds.

All fees, other than basis point fees, are subject to an annual escalation equal to the increase in the Consumer Price Index—Urban Wage Earners (CPI). Such escalations shall be effective commencing one year from the effective date of each Fund and the corresponding date each year thereafter. No amendment of this fee schedule shall be required with each escalation. CPI will be determined by reference to the Consumer Price Index News Release issued by the Bureau of Labor Statistics, U.S. Department of Labor.

Fees for services not contemplated by this schedule will be negotiated on a case-by-case basis.